INVESTOR CLASS DISTRIBUTION PLAN
THE PENNSYLVANIA AVENUE FUNDS

WHEREAS, The Pennsylvania Avenue Funds (the "Trust") is engaged in business as an open-end investment company registered under the Investment Company Act of 1940 (the "1940 Act") and
WHEREAS, the Trust desires to service and distribute to shareholders ("Shareholders") who from time to time beneficially own the Investor Class shares (the "Shares") of those Series of the Trust, (the "Funds") listed on Exhibit A hereto; and WHEREAS, the Trustees of the Trust have determined that there is a reasonable likelihood that the following Plan will benefit the Funds of the Trust and Shareholders of the Shares of such Funds; and WHEREAS, pursuant to Rule 12b-1 under the 1940 Act, the Trustees of the Trust adopt the Plan under which the Trust will provide its own distribution services stated in Section 2 herein;
NOW, THEREFORE, the Trustees of the Trust hereby adopt this Plan.
SECTION 1. The Trust has adopted this Plan to enable the Trust to directly or indirectly bear expenses relating to the distribution of the Shares of the Trust.
SECTION 2. The Trust will pay all expenses up to the amount set forth on Exhibit A for the distribution of its Shares. The Trust may spend such amounts as it deems appropriate on any activities or expenses primarily intended to result in the sale of Investor Class shares of the Trust or the servicing and maintenance of shareholder accounts, including but not limited to the following:
(a) expenses, including overhead and telephone expenses, related to the distribution of the Investor Class shares;
(b) printing of prospectuses and statements of additional information for other than existing shareholders;
(c) expenses relating to the development, preparation, printing, and mailing of Trust advertisements, sales literature, and other promotional materials describing and/or relating to the Trust;
(d) compensation of broker/dealers or any other qualified financial services firm who has entered into selling agreements with the Trust;
(e) expenses of obtaining information and providing explanations regarding the Trust's investment objectives and policies and other information about the Trust and its Funds, including the performance of the Funds; and
(f) expenses of personal services and/or maintenance with respect to Investor Class shares attributable to such accounts.
SECTION 3. This Plan shall not take effect with respect to any Fund until it has been approved together with any related agreements, by votes of the majority of both (a) the Trustees of the Trust and (b) the Qualified Trustees (as defined in Section 9 herein), cast in person at a Board of Trustees meeting called for the purpose of voting on this Plan or such agreement.
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SECTION 4. This Plan shall continue in effect for a period of more than one year after it takes effect, only for so long as such continuance is specifically approved at least annually in the manner provided in
Section 3 herein for the approval of this Plan.
SECTION 5. Any person authorized to direct the disposition of monies paid or payable by the Trust pursuant to this Plan or any related agreement shall provide to the Trustees of the Trust, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made, and the Board shall review, such written report of the amounts expended pursuant to this Plan and the purposes for which such expenditures were made.
SECTION 6. This Plan may be terminated at any time by the vote of a majority of the Qualified Trustees or by vote of a majority of the outstanding voting securities of the Shares of the Funds.
SECTION 7. All agreements with any person relating to implementation of this Plan shall be in writing, and any agreement related to this Plan shall provide (a) that such agreement may be terminated at any time, without payment of any penalty, by the vote of a majority of the Qualified Trustees or by the vote of a majority of the outstanding voting securities of the Shares of the Funds, on not more than 60 days written notice to any other party to the agreement; (b) that such agreement shall terminate automatically in the event of its assignment; and (c) that the Service Provider shall provide to the Board of Trustees and the Board shall review, at least quarterly, or at such other intervals as reasonably requested by the Board, a written report of the amounts so expended and the purposes for which such expenditures were made.
SECTION 8. This Plan may not be amended to increase materially the amount of distribution expenses permitted pursuant to Section 2 hereof without the approval of Shareholders holding a majority of the outstanding voting securities of the Shares of the Funds, and all material amendments to this Plan shall be approved in the manner provided in Part (b) of Section 3 herein for the approval of this Plan.
SECTION 9. As used in this Plan, (a) the term "Qualified Trustees" shall mean those Trustees of the Trust who are not interested persons of the Trust, and have no direct or indirect financial interest in the operation of this Plan or any agreements related to it, and (b) the terms "assignment" and "interested person" shall have the respective meanings specified in the 1940 Act and the rules and regulations thereunder, subject to such exemptions as may be granted by the Securities and Exchange Commission.
SECTION 10. While this Plan is in effect, the selection and nomination of those Trustees who are not interested persons of the Trust within the meaning of Section 2(a)(19) of the 1940 Act shall be committed to the discretion of the Trustees then in office who are not interested persons of the Trust.
SECTION 11. This Plan shall not obligate the Trust or any other party to enter into an agreement with any particular person.
                          Dated as of January 22nd, 2003
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 EXHIBIT A

 THE PENNSYLVANIA AVENUE FUNDS

 DISTRIBUTION FEES

Pennsylvania Avenue Event-Driven Fund: Investor Class

DISTRIBUTION AND SHAREHOLDER SERVICE FEES

Not to exceed twenty-five basis points (0. 25%) per annum

CALCULATION OF FEES
Fees are based on a percentage of the Funds' average daily net assets attributable to Investor Class Shares of the Funds, paid monthly in arrears.


         Pennsylvania Avenue Funds	By __/s/ THOMAS_KIRCHNER _______
                             	THOMAS KIRCHNER, President

         Pennsylvania Avenue Funds	By _____/s/_GARY_TERNULLO_______
                             	GARY TERNULLO, Trustee

         Pennsylvania Avenue Funds	By ___/s/_GALE_WITOONCHATREE____
                             	GALE WITOONCHATREE, Trustee